UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g)
of the Securities Exchange Act of 1934

QEP RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0287750
(State or Incorporation or Organization)	(IRS Employer Identification Number)

1050 17th Street, Suite 500
Denver, Colorado	80265
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so	Name of Each Exchange on Which
Registered	Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:   None.

Item 1.	Description of Registrant’s Securities to be Registered.

QEP Resources, Inc. (the “Company”) has entered into an amendment (the “Amendment”) to the Company’s existing Rights Agreement, dated as of June 30, 2010, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent, to accelerate the final expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on June 30, 2013 to the close of business on April 1, 2012.  As a result of the Amendment, as of the close of business on April 1, 2012, the Rights will no longer be outstanding and will not be exercisable, and the Rights Agreement will effectively terminate and be of no further force and effect.

The foregoing summary of certain terms of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Rights Agreement, dated as of June 30, 2010, by and between QEP Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-A, filed on June 30, 2010).

4.2
First Amendment to Rights Agreement, dated as of February 14, 2012, by and between QEP Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 14, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

QEP RESOURCES, INC.

Date: February 14, 2012	By:	/s/Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief
Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Rights Agreement, dated as of June 30, 2010, by and between QEP Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-A, filed on June 30, 2010).

4.2
First Amendment to Rights Agreement, dated as of February 14, 2012, by and between QEP Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 14, 2012).